PS BUSINESS PARKS, INC.

EXHIBIT 12

STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Unaudited, in thousands, except ratio data)

		For The Three Months		For The Nine Months
		Ended September 30,		Ended September 30,
		2015	2014	2015	2014
Net income		$46,277	$29,478	$115,941	$84,929
Interest expense		3,354	3,397	9,979	10,120
Earnings available to cover fixed charges		$49,631	$32,875	$125,920	$95,049
Fixed charges (1)		$3,637	$3,637	$10,792	$10,817
Preferred stock dividends		17,609	15,122	47,853	45,366
Combined fixed charges and preferred distributions		$21,246	$18,759	$58,645	$56,183
Ratio of earnings to fixed charges		13.6	9.0	11.7	8.8
Ratio of earnings to combined
fixed charges and preferred distributions		2.3	1.8	2.1	1.7

	For the Years Ended December 31,
	2014	2013	2012	2011	2010
Income from continuing operations	$204,700	$116,144	$94,395	$99,563	$96,394
Interest expense	13,509	16,074	20,618	5,455	3,534
Earnings from continuing operations available to
cover fixed charges	$218,209	$132,218	$115,013	$105,018	$99,928
Fixed charges (1)	$14,453	$16,433	$20,618	$5,455	$3,534
Preferred stock dividends	60,488	59,216	69,136	41,799	46,214
Preferred partnership distributions	—	—	323	(6,991)	5,103
Combined fixed charges and preferred distributions	$74,941	$75,649	$90,077	$40,263	$54,851
Ratio of earnings from continuing operations to
fixed charges	15.1	8.0	5.6	19.3	28.3
Ratio of earnings from continuing operations to combined
fixed charges and preferred distributions	2.9	1.7	1.3	2.6	1.8

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(1)Fixed charges include interest expense and capitalized interest.

PS BUSINESS PARKS, INC.

EXHIBIT 12

STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Unaudited, in thousands, except ratio data)

Supplemental Disclosure of Ratio of Funds from Operations (“FFO”) to Fixed Charges:

		For The Three Months		For The Nine Months
		Ended September 30,		Ended September 30,
		2015	2014	2015	2014
FFO		$38,905	$41,167	$119,096	$123,110
Interest expense		3,354	3,397	9,979	10,120
Preferred stock dividends		17,609	15,122	47,853	45,366
FFO available to cover fixed charges		$59,868	$59,686	$176,928	$178,596
Fixed charges (1)		$3,637	$3,637	$10,792	$10,817
Preferred stock dividends (2)		15,122	15,122	45,366	45,366
Combined fixed charges and preferred distributions paid		$18,759	$18,759	$56,158	$56,183
Ratio of available FFO to fixed charges		16.5	16.4	16.4	16.5
Ratio of available FFO to combined fixed charges and
preferred distributions paid		3.2	3.2	3.2	3.2

	For the Years Ended December 31,
	2014	2013	2012	2011	2010
FFO	$162,196	$165,845	$134,472	$149,797	$124,420
Interest expense	13,509	16,074	20,618	5,455	3,534
Net income allocable to noncontrolling interests —
preferred units	—	—	323	(6,991)	5,103
Preferred stock dividends	60,488	59,216	69,136	41,799	46,214
FFO available to cover fixed charges	$236,193	$241,135	$224,549	$190,060	$179,271
Fixed charges (1)	$14,453	$16,433	$20,618	$5,455	$3,534
Preferred stock dividends (2)	60,488	59,216	51,969	41,799	42,730
Preferred partnership distributions (2)	—	—	174	398	4,521
Combined fixed charges and preferred distributions paid	$74,941	$75,649	$72,761	$47,652	$50,785
Ratio of available FFO to fixed charges	16.3	14.7	10.9	34.8	50.7
Ratio of available FFO to combined fixed charges and
preferred distributions paid	3.2	3.2	3.1	4.0	3.5

____________

(1)Fixed charges include interest expense and capitalized interest.

(2)Excludes the issuance costs related to the redemption/repurchase of preferred equity and the gain on the repurchase of preferred equity.